FOR IMMEDIATE RELEASE

EXL Renews its Strategic Outsourcing Contract with Centrica

NEW YORK / New Delhi, April 7, 2008 - ExlService Holdings, Inc. (“EXL”) (NASDAQ: EXLS), a leading provider of outsourcing and transformation services, today announced the renewal of its strategic outsourcing relationship with Centrica, PLC (British Gas).

Under the terms of the renewed contract, EXL will continue to provide comprehensive services including complex back office processes, debt management and analytics for an additional three year term through April 2012 and Centrica will have the option to extend the contract for two annual extension periods.

Phil Bentley, Managing Director of British Gas, stated: “In 2005 we selected EXL to help us drive down costs in back office functions.  EXL has delivered a high quality service so extending the contract makes sense as we continue to manage our costs and maintain our competitive advantage in the market place.”

Rohit Kapoor, President and CEO of EXL stated: “The renewal of our contract with Centrica clearly demonstrates that EXL’s relentless focus on operational excellence in the utilities domain remains valuable to our clients. Over the past year, we have continued to enhance and extend our leadership position in this domain and expect to continue to make investments in our service capabilities and operational infrastructure to benefit our key strategic clients like Centrica. We look forward to continuing to grow and scale our business to meet Centrica’s requirements in the years to come.”

About Centrica, PLC.

Centrica is a top 30 FTSE100 company with growing energy businesses in the UK, North America and Western Europe. Centrica secures and supplies gas and electricity for millions of homes and businesses and offers a distinctive range of home energy solutions and low carbon products and services. For more information, visit www.centrica.com

About ExlService Holdings, Inc.

ExlService Holdings, Inc. (Nasdaq: EXLS - News) is a leading provider of outsourcing and transformation services. EXL's outsourcing services include a full spectrum of business process outsourcing services from offshore delivery centers requiring ongoing process management skills. Transformation services enable continuous improvement of client processes by bringing together EXL's capabilities in reengineering including decision analytics, risk and financial management and operations and process excellence services. Headquartered in New York, EXL primarily serves the needs of Global 1000 companies in the insurance, utilities, financial services and transportation sectors. Find additional information about EXL at www.exlservice.com.

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